EXHIBIT 10.1

Asset Purchase Agreement

(“Asset Purchase Agreement”)

dated as of the 14th of May 2025

by and between

Allcot AG

Bahnhofstrasse 10, 6300 Zug, Switzerland

(the "Seller")

and

Karbon-X Corp.

540 5th AVE SW, Calgary Alberta T2P0M2, Canada

(the "Purchaser"

and, together with the Seller, the "Parties")

regarding

certain of the Seller's assets

1.	Recitals

aa)

The Seller is a stock corporation (Aktiengesellschaft) organised under Swiss law with its registered office in Zug, Switzerland. It is active in the trading of CO₂ certificates and also provides consulting and project development services in connection with climate projects.

ba)

The Projects the Seller is developing affect directly and indirectly more than 30,000 people in the Global South by giving them the opportunity to protect their territories as well as have a decent income.

ca)	The Seller is currently under provisional moratorium pursuant to Articles 293 et seq. of the Swiss Debt Collection and Bankruptcy Act (SchKG) (“Composition Proceedings”).

da)

The Purchaser is a company helping the world’s most forward-thinking organizations turn climate ambition into measurable action through a full suite of carbon solutions. Founded in 2022, the company operates at the intersection of sustainability strategy and climate innovation, delivering high-integrity projects and precision-driven solutions that create both business value and environmental impact.

ea)

The Parties intend that certain assets and contracts of the Seller shall be sold and transferred to the Purchaser with the intention to save the Projects and the employments of multiple people in several countries.

fa)

For this purpose, the Seller shall transfer the assets and contracts listed in Schedules 1 to 8 to this Asset Purchase Agreement to the Purchaser against payment of the Purchase Price, in the forms required by Swiss law, by way of assignment (Singularsukzession).

2.	Purchased Assets

The Seller undertakes to transfer the following items and agreements to the Purchaser:

a)	the shares in the business units/companies listed in Schedule 1

b)	the intellectual property listed in Schedule 2

c)	all accounts receivable;

d)	the contracts listed in Schedule 4

e)	the database listed in Schedule 5

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f)	the project pipeline listed in Schedule 6

g)	the litigation rights listed in Schedule 8

The Purchaser shall assume only the assets and agreements listed in section 2 and in Schedules 1,2,4,5,6, and 8 (the "Assets"). In particular, neither the receivables listed in Schedule 3, nor any liabilities of the Seller shall be transferred to the Purchaser on the agreed basis that the Receivables listed in Schedule 3 shall be used by the Seller to pay all of its operating costs (and those of any of its subsidiaries or affiliates), incurred until close of business 31st May 2025, including but not limited to wages, social tax, contractors as well as legal fees up to an amount of 183’416 CH. For the avoidance of any doubt, none of the operating costs of the Seller incurred prior to close of business 31st May 2025 shall transfer to or be for the account of the Purchaser. The transaction contemplated in this Asset Purchase Agreement does not constitute a transfer of business within the meaning of Article 181 of the Swiss Code of Obligations (CO) or Articles 69 et seq. Swiss Merger Act (SMA).

These Schedules may have changes due to further due diligence by the Seller.

3.	Buyer’s Nominee

The Seller acknowledges that the Purchaser may wish to nominate an alternate purchasing entity to purchase the Assets. In this Asset Purchase Agreement, the use of the term ‘Purchaser’ includes contemplation of such a nominee entity as appropriate.

4.	Purchase Price

The Purchaser undertakes to pay the price for the Assets (“Purchase Price”) to the Seller in accordance with the provisions of this Clause 4.

4.1	Payment of the Purchase Price

The Purchase Price for all Assets is USD $350,000 (Three hundred and fifty thousand US Dollars) to be paid to the following bank account:

Account holder: Allcot AG, Bahnhofstrasse 10, 6300 Zug

Bank: RAIFFEISEN SCHWEIZ

IBAN: CH58 8080 8001 8447 5534 2

SWIFT/BIC: RAIFCH22XXX

Reference: Raiffeisenplatz 4, 9001 St. Gallen

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4.2	Payment Date

The Purchaser shall pay the full Purchase Price on the Closing Date.

5.	Conduct until the Closing Date

From the date of execution of this Asset Purchase Agreement, the Seller undertakes to continue its business operations in the ordinary course and in accordance with its obligations under the Composition Proceedings.

6.	Closing

6.1	Closing Date and Place

The transaction described in this Asset Purchase Agreement shall be completed after the satisfaction or waiver of all Condition Precedent set forth in section 6.2 and in accordance with section 6.3 (each as below) and on the day on which the formal approval of the Kantonsgericht Zug (“Composition Court”) is obtained (“Closing Date”). The Closing should take place at such place as the Parties may mutually agree upon.

6.2	Conditions Precedent to Closing Date

The completion of the transaction is subject to the following conditions precedent:

a)	The approval of the Composition Court of the transaction shall have been obtained.

b)	Shareholders’ Approval has been obtained;

c)

Purchaser will obtain or complete all forms, documents, consents, approvals, registrations, declarations, orders, and authorisations from any person, or any governmental or public body required of the Purchaser in connection with the execution of this Asset Purchase Agreement.

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d)

The representations and warranties of the Seller contained in the Asset Purchase Agreement shall be true on and as of the closing date as though such representations and warranties were made at and as of such date, except if such representations and warranties were made as of a specified date and such representations and warranties shall be true as of such date.

e)

Time is of the essence, and in no event shall the Closing Date be later than the 1st of June 2025, unless an extension is agreed upon in writing between the Purchaser and the Seller with the prior approval of the administrator to the extension. The costs of continuing operations of the Seller during the extension shall be borne by the Purchaser and must be secured in an appropriate manner in advance to the extension. Regardless of the Closing Date, the Effective Date of the transaction will be the 1st of June 2025.

6.3	Parties’ Action on the Closing Date

6.3.1	Actions of Both Parties

On the Closing Date, the Parties shall:

a)	Execute all the required documents for the closing of the transaction.

6.3.2	Seller’s Actions

On the Closing Date, Seller shall:

a)	Deliver a clear and marketable title and ownership to the Purchaser of all assets subject to this Asset Purchase Agreement.

b)	Transfer and assign the different Agreements approved by the Parties in Schedule 4.

c)

Present a document properly signed by BP Carbon Trading Limited (“BPCT”) that BPCT and any affiliates of BPCT have no further claims against Alexis Leroy, the Allcot subsidiaries, and has waived all its rights regarding pledges, assignments, warranties, guarantees, security interests and obligations (or similar) against Allcot AG (i.e. there are no privileged or secured claims against Allcot AG) and its subsidiaries and Alexis Leroy based on the Transfer, Amendment and Restatement Agreement dated 6 July 2023 (attached to this Asset Purchase Agreement.

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6.3.3	Purchaser’s Actions

On the Closing Date, Purchaser shall:

a)	deliver to the Seller a copy of the resolution of the board of directors of the Purchaser approving, inter alia, the execution of the Asset Purchase Agreement;

b)	Execute the payment of the Purchase Price;

c)	Purchase the shares of the subsidiaries listed in Schedule 1;

7.	Post-Closing Actions

a)	The Purchaser shall pay all subsequent costs incurred after the Closing Date for any required action needed for the assignment and transfer of the assets.

8.	Waiver of Claims Against the Estate and Government Entities

The Parties agree that any claims arising from or in connection with this Asset Purchase Agreement shall not constitute claims against the State (Masseverbindlichkeiten). Furthermore, the parties hereby waive any and all claims against the Canton of Zug, its employees, officials, and the (provisional) administrator related to this Asset Purchase Agreement, whether arising under Swiss law or any other applicable law.

9.	Covenants

Each Party shall, upon request, execute such further documents as may be reasonably necessary to carry out the provisions of this Asset Purchase Agreement and will pay their own costs and expenses for the negotiation and completion of this Asset Purchase Agreement.

Seller covenants and represents:

a)	Has legal authority to enter into and exercise its obligations under this Asset Purchase Agreement;

b)	is the owner of and has good and marketable title to the property of all assets involved in this sale, free of all restrictions on transfer or assignment and all encumbrances.

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c)	will, up to the date of closing, operate his business in the usual and ordinary manner and will not enter into any contract except as may be required in the regular course of business.

d)	shall not remove or cause to be removed any stock or assets except upon sale in the ordinary course of business.

e)

that up until closing, Seller will not do anything to cause a violation of the lease pertaining to the business premises and will not increase the salary or commissions of any employee, agent, or representative of the business.

f)

will not dismiss any current employees of the Business or hire any new employees or substantially change the role or title of any existing employees, provide unscheduled or irregular increases in salary or benefits to employees, or institute any significant changes to the terms of any employee's employment, after signing this Asset Purchase Agreement, unless the Purchaser provides written consent.

g)

To the best of the Seller's knowledge, the conduct of the Seller does not infringe on the patents, trademarks, trade names or copyrights, whether domestic or foreign, of any other person, firm or corporation.

h)

This Asset Purchase Agreement has been duly executed and delivered by the Seller and constitutes a legal and binding obligation of the Seller, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy and insolvency, by other laws affecting the rights of creditors generally, and by equitable remedies granted by a court of competent jurisdiction.

Purchaser’s covenants and represents:

a)	Has full legal authority to enter and exercise its obligations under this Asset Purchase Agreement.

b)

Has funds available to pay the full Purchase Price and any expenses accumulated by the Purchaser in connection with this Asset Purchase Agreement and the Purchaser has not incurred any obligation, commitment, restriction, or liability of any kind, absolute or contingent, present or future, which would adversely affect its ability to perform its obligations under this Asset Purchase Agreement.

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c)	The Purchaser has not committed any act or omission that would give rise to any valid claim relating to brokerage commission, finder’s fee, or other similar payment.

d)

This Asset Purchase Agreement has been duly executed by the Purchaser and constitutes a legal and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy and insolvency, by other laws affecting the rights of creditors generally, and by equitable remedies granted by a court of competent jurisdiction.

e)	The Purchaser has no knowledge that any representation or warranty given by the Seller in this Assets Purchase Agreement is inaccurate or false.

10.	Governing Law and Jurisdiction

This Asset Purchase Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, notably the Swiss Code of Obligations (CO), excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

The courts of the Canton of Zug, Switzerland, shall have exclusive jurisdiction over any dispute arising out of or in connection with this Asset Purchase Agreement.

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11.	Miscellaneous

Any amendment to this Asset Purchase Agreement must be in writing and signed by both Parties. This also encompasses this provision.

If any provision is held to be invalid, the remaining provisions shall remain in full force.

Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement.

The Parties agree to pay all their own costs and expenses in connection with this Asset Purchase Agreement up to the Closing Date.

The Seller and the Purchaser will keep confidential all information pertaining to this Asset Purchase Agreement, including, but not limited to, the terms of the Head of Terms signed by the parties on the 27th of March 2025, the terms of this Asset Purchase Agreement, the Purchase Price, the Parties to this Asset Purchase Agreement, and the subject matter of this Asset Purchase Agreement as well as any written or oral information obtained about the respective Parties that is not currently in the public domain.

This Asset Purchase Agreement will not be assigned either in whole or in part by any Party without the other Party's written consent.

This Asset Purchase Agreement supersedes any previous agreement between the Parties.

[signatures on the next page]

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The Seller:

Allcot AG

14 May 2025 | 09:41:38 SAPST		/s/ Alexis Leroy
Place, Date	By:	Alexis Leroy

The Purchaser:

Karbon-X Corp.

14 May 2025 | 10:12:51 SAPST		/s/ Chad Clovis
Place, Date	By:	Chad Clovis

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Schedule 1

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Schedule 2

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Schedule 3

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Schedule 4

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Schedule 5

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Schedule 6

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Schedule 7

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Schedule 8

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